Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
NOVEMBER 7, 2012

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRICING
OF $2.0 BILLION UNSECURED TERM LOAN

OKLAHOMA CITY, OKLAHOMA, NOVEMBER 7, 2012 – Chesapeake Energy Corporation (NYSE:CHK) today announced the pricing of an unsecured five-year term loan facility in an aggregate principal amount of $2.0 billion arranged by Bank of America, N.A., Goldman Sachs Bank USA and Jefferies Finance LLC.  The new facility, which will be syndicated to a large group of institutional investors, was priced at 98% of par.  Amounts borrowed under the new facility will bear interest at LIBOR plus 4.50%.  The LIBOR rate is subject to a floor of 1.25% per annum.  The new facility will rank pari passu with Chesapeake’s outstanding senior notes and contingent convertible senior notes and will mature on December 2, 2017.  The new facility is non-callable in the first year but may be voluntarily repaid in the second and third years at par value plus a specified call premium and may be voluntarily repaid at any time thereafter at par value.  The new facility is expected to close on November 9, 2012, subject to the execution of definitive loan documents and the satisfaction of closing conditions.

Chesapeake will use the net proceeds of the new term loan facility to fully repay the remaining outstanding borrowings under the company’s existing May 2012 term loan facility and to repay outstanding borrowings under the company’s corporate revolving credit facility.  This loan will enhance the company’s liquidity and financial flexibility as it continues to execute its previously announced asset sales strategy and will allow the future repayment of higher cost debt.

This news release includes "forward-looking statements" that give Chesapeake's current expectations. Although we believe the expectations reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectation expressed.  We may be unable to complete our previously announced planned asset sales as scheduled or at all.  Our planned asset sales may not generate the proceeds needed to allow for the repayment of higher cost debt.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime and Niobrara unconventional liquids plays and in the Marcellus, Haynesville/Bossier and Barnett unconventional natural gas shale plays.  The company also owns substantial marketing and oilfield services businesses through its subsidiaries Chesapeake Energy Marketing, Inc. and Chesapeake Oilfield Services, L.L.C.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

CHESAPEAKE CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA (405) 767-4763 jeff.mobley@chk.com	John J. Kilgallon (405) 935-4441 john.kilgallon@chk.com	Michael Kehs (405) 935-2560 michael.kehs@chk.com	Jim Gipson (405) 935-1310 jim.gipson@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154